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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Meadowbrook Insurance Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

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MEADOWBROOK INSURANCE GROUP, INC.
26255 American Drive
Southfield, Michigan 48034
(248) 358-1100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: May 10, 2005
Time: 2:00 p.m., EST

Place:	Meadowbrook Insurance Group 26255 American Drive Southfield, Michigan 48034
      We invite you to attend the Meadowbrook Insurance Group, Inc. Annual Meeting of Stockholders to:

1.	Elect three directors for a three-year term expiring in 2008 or until the election and qualification of their successors;

2.	Ratify the appointment of PricewaterhouseCoopers, LLP as the Company’s independent accountants;

3.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.
      The record date for the Annual Meeting is March 16, 2005. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting. This Notice was mailed only to those stockholders.
      A proxy statement, a proxy card and the Company’s 2004 Annual Report are enclosed. Whether you plan to attend the meeting or not, whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael G. Costello
Secretary
Southfield, Michigan
Dated: April 5, 2005
IF YOU DO NOT EXPECT TO ATTEND THE MEETING
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD
AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

MEADOWBROOK INSURANCE GROUP, INC.
PROXY STATEMENT
QUESTIONS AND ANSWERS

1. Q:	What is a proxy?

A: A proxy is a procedure which enables you, as a stockholder, to authorize someone else to cast your vote for you. The Board of Directors of Meadowbrook Insurance Group, Inc. (the “Company”) is soliciting your proxy, and asking you to authorize Merton J. Segal, Chairman of the Board, Robert S. Cubbin, the President and Chief Executive Officer or Michael G. Costello, the Senior Vice President, General Counsel and Secretary of the Company, to cast your vote for you at the 2005 Annual Meeting. You may, of course, cast your vote in person or abstain from voting, if you so choose. The term proxy is also used to refer to the person who is authorized by you to vote for you.

2. Q:	What are a proxy statement and a proxy card?

A: A proxy statement is the document the United States Securities and Exchange Commission requires to explain the matters on which you are asked to vote. A proxy card is the form by which you may authorize someone else, and in this case Mr. Segal, Mr. Cubbin or Mr. Costello, to cast your vote for you. This proxy statement and proxy card with respect to the Company’s 2005 Annual Meeting were mailed on or about April 5, 2005 to all stockholders entitled to vote at the Annual Meeting.

3. Q:	Who is entitled to vote?

A: Only holders of shares of the Company’s common stock at the close of business on March 16, 2005 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder of record has one vote for each share of common stock for each matter presented for a vote.

4. Q:	What will I vote on at the Annual Meeting?

A: At the Annual Meeting, stockholders will vote to:

(i)	Elect three directors for a three-year term expiring in 2008 or until the election and qualification of their successors;

(ii)	Ratify the appointment of PricewaterhouseCoopers, LLP as the Company’s independent accountants; and

(iii)	Transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

5. Q:	How does the Board of Directors recommend I vote on the proposals?

A: The Board of Directors recommends a vote FOR each proposal.

6. Q:	How can I vote?

A: You can vote in person or by proxy. To vote by proxy, complete, sign, date and return the enclosed proxy card in the enclosed envelope. If you returned your signed proxy card to the Company before the Annual Meeting, the persons named as proxies on the card will vote your shares as you direct. Shares represented by proxies, which are marked “WITHHELD” to vote for all three nominees for director, or for any individual nominee(s) for election as director(s) and which are not otherwise marked “FOR” the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies which are marked “ABSTAIN” on the proposal to ratify the appointment of PricewaterhouseCoopers, LLP as independent accountants for the Company in 2005, will not be counted in determining whether the requisite vote has been received for such proposal. IF YOU WISH TO VOTE IN THE MANNER THE BOARD OF DIRECTORS RECOMMENDS, IT IS NOT NECESSARY TO SPECIFY YOUR CHOICE ON THE PROXY

CARD. SIMPLY SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE. You may revoke a proxy at any time before the proxy is voted by:

(i)	Providing written notice of revocation to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Stockholders on the first page of this booklet;

(ii)	Submitting another proxy that is properly signed and dated later; or

(iii)	Voting in person at the meeting (but only if the shares are registered in the Company’s records in your name and not in the name of a broker, dealer, bank or other third party).

7. Q:	Is my vote confidential?

A: Yes, your vote is confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the votes have access to your proxy card. All comments received will be forwarded to management on an anonymous basis unless, of course, you ask that your name be disclosed.

8. Q:	What is a quorum?

A: There were 29,077,082 shares of the Company’s common stock outstanding on the Record Date. A majority of the outstanding shares, or 14,538,542 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting. Abstentions and broker non-votes are counted as votes present. A broker non-vote is a proxy a broker submits that does not indicate a vote for the proposal, because the broker does not have discretionary voting authority and the broker did not receive instructions as to how to vote on the proposal.

9. Q:	How does voting work?

A: If a quorum exists at the Annual Meeting, a plurality vote, being the greatest number, of the shares voted, although not a majority, is required to elect the three nominees for director. The three nominees receiving the highest number of votes will be elected. If a quorum is present, the affirmative vote by the holders of a majority of the shares present, or represented by proxy, is required to ratify the appointment of PricewaterhouseCoopers, LLP as the independent accountants of the Company in 2005. Broker non-votes are excluded for this purpose. Therefore, a broker non-vote will have no effect on the proposal to elect the three nominees for director and ratify the appointment of PricewaterhouseCoopers, LLP as the independent accountants for the Company in 2005.

The Company will vote properly executed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify instructions, the shares represented by proxies will be voted FOR the nominees for director and FOR the appointment of PricewaterhouseCoopers, LLP as the Company’s independent accountants for 2005.

10. Q:	Who pays for the costs of the Annual Meeting?

A: The Company pays the cost of preparing and printing the proxy statement and the proxy card, and soliciting proxies. The Company will solicit proxies primarily by mail, but also may solicit proxies personally and by telephone, facsimile or other means. Officers and regular employees of the Company and its subsidiaries also may solicit proxies, but will receive no additional compensation for doing so, nor will their efforts result in more than a minimal cost to the Company. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation material to beneficial owners of the Company’s common stock.

11. Q:	When are stockholder proposals for the 2006 Annual Meeting due?

A: All stockholder proposals to be considered for inclusion in next year’s proxy statement under Securities and Exchange Commission Rule 14a-8 must be submitted in writing to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Stockholders on the first page of this booklet by December 6, 2005.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on February 19, 2006 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on February 19, 2006.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
THE FIRST PROPOSAL ON WHICH YOU ARE VOTING
THE ELECTION OF THREE DIRECTORS
      The Company’s Board of Directors is divided into three classes with each class of directors elected to a three-year term of office. At each annual meeting of stockholders, the stockholders elect one class of directors for a three-year term to succeed the class of directors whose term of office expires at that meeting.
      This year you are voting on three candidates for Director. The Company’s Board of Directors, acting upon the recommendation of the Governance and Nominating Committee, has nominated: Robert H. Naftaly, Robert W. Sturgis and Bruce E. Thal as Directors with terms expiring in 2008. Each nominee currently serves as a Director, has consented to their nomination and has agreed to serve as a Director, if elected.
      If any of the nominees are unable to stand for election, the Company may vote the shares to elect a substitute nominee, nominated by the Board of Directors, or the number of Directors to be elected at the Annual Meeting may be reduced.
      The Company’s Board of Directors recommends a vote FOR each of the nominees.
INFORMATION ABOUT THE NOMINEES, THE INCUMBENT DIRECTORS AND
OTHER EXECUTIVE OFFICERS
Independence Determination
      Our Board of Directors has determined that Messrs. Dresner, Greenberg, Milo, Naftaly, Page, Sturgis, Swider, Thal, Tyner, and Ms. Mark are independent as such term is defined in the New York Stock Exchange’s independence standards, as modified or supplemented, and these Directors have no other relationship that would impair such independence.
      The following is information about the nominees for election as a Director, each of the Directors whose term of office will continue after the meeting, and other persons who are executive officers of the Company. The information is as of the date of record, March 16, 2005.
Nominee Directors — Terms Expiring in 2008
      Robert H. Naftaly, age 67 and a Director since 2002, is retired as President and Chief Executive Officer of PPOM, an independent operating subsidiary of Blue Cross Blue Shield of Michigan (“BCBSM”) and as Executive Vice President and Chief Operating Officer of BCBSM. Previously, Mr. Naftaly served as Vice President and General Auditor of Detroit Edison Company and was the Director of the Department of Management and Budget for the State of Michigan. He was a managing partner and founder of Geller, Naftaly, Herbach & Shapiro, a certified public accounting firm. He is the Chairman of the Compensation Committee and a member of the Audit Committee, the Finance Committee and the Governance and Nominating Committee of the Board of Directors of the Company.

      Robert W. Sturgis, age 63 and a Director since 2000, is retired as Director and Principal of Tillinghast-Towers Perrin, a global management and actuarial consulting firm. He is a member of the Audit Committee and the Finance Committee of the Board of Directors of the Company.
      Bruce E. Thal, age 73 and a Director since 1995, is a retired partner of Deloitte & Touche L.L.P., a public accounting firm. Mr. Thal is the Chairman of the Audit Committee and a member of the Investment Committee and the Finance Committee of the Board of Directors of the Company.
Incumbent Directors — Terms Expiring in 2006
      Robert S. Cubbin, age 47 and a Director since 1995, was appointed as President and Chief Executive Officer of the Company in May 2002. Prior to being named President and Chief Executive Officer, Mr. Cubbin served as President and Chief Operating Officer since February 1999. In 1999, Mr. Cubbin was also appointed Chairman of the Board of Directors of the following subsidiaries of the Company: Star Insurance Company (“Star”), a property and casualty insurance company; Savers Property and Casualty Insurance Company (“Savers”), a property and casualty insurance company; Williamsburg National Insurance Company (“Williamsburg”), a property and casualty insurance company, Ameritrust Insurance Corporation (“Ameritrust”), a workers compensation insurance carrier and Meadowbrook, Inc.(“Meadowbrook”) an insurance agency and risk management subsidiary of the Company. Mr. Cubbin is the President of Meadowbrook. From 1996 until his appointment as President and Chief Operating Officer in February 1999, Mr. Cubbin was an Executive Vice President of the Company. Mr. Cubbin joined the Company in 1987, as Vice President and General Counsel. Prior to joining the Company, Mr. Cubbin, an attorney, was with Plunkett & Cooney, P.C., a Michigan law firm specializing in insurance law. Mr. Cubbin is a member of the Finance Committee and the Investment Committee of the Board of Directors of the Company.
      Hugh W. Greenberg, age 74 and a Director since 1985, is President of DataNet Quality Systems, formerly Detroit Gauge & Tool Company. DataNet Quality Systems develops manufacturing quality control software and systems. Mr. Greenberg is the Chairman of the Governance and Nominating Committee and a member of the Audit Committee, the Finance Committee and the Compensation Committee of the Board of Directors of the Company.
      Florine Mark, a Director since 1996, is President and Chief Executive Officer of The WW Group, Inc., the largest franchisee of Weight Watchers International. Ms. Mark is a member of the Governance and Nominating Committee and the Investment Committee of the Board of Directors of the Company.
      Irvin F. Swider, Sr., age 77 and a Director since 1990, is owner, President and Chief Executive Officer of Future Products Tool Corporation and Metal Punch, Inc., which are manufacturers of precision tooling. Mr. Swider has owned these companies since 1963.
Incumbent Directors — Terms Expiring in 2007
      Merton J. Segal, age 76, is the Founder of the Company. Mr. Segal has been a Director since 1985 and is Chairman of the Board of Directors of the Company. Further, Mr. Segal is a Director of the following subsidiaries of the Company: Star, Savers, Williamsburg, Ameritrust and Meadowbrook. Mr. Segal holds the designation of Chartered Property & Casualty Underwriter (“CPCU”) and is a Licensed Insurance Counselor (“LIC”). Mr. Segal is a member of the Finance Committee and the Investment Committee of the Board of Directors of the Company.
      Joseph S. Dresner, age 79 and a Director since 1985, is Chairman of the Highland Companies, a Detroit-area-based developer and manager of commercial, industrial and residential properties. Mr. Dresner is the Chairman of the Investment Committee and a member of the Finance Committee of the Board of Directors of the Company
      Ralph Milo, age 61 and has been a Director since 2002. Mr. Milo is a member of the Board of Directors and serves as the President and Treasurer of Ocean Harbor Casualty Insurance Company, a casualty insurer located in New York City. From 1985 to 2001, he was Chairman and Chief Executive Officer of Clarendon

Insurance Group, a national leader in program business. Previously, Mr. Milo was Vice President of General Reinsurance and a partner with the Coopers & Lybrand public accounting firm. Mr. Milo also served with the United States Internal Revenue Service. Mr. Milo is a member of the Audit Committee and the Finance Committee of the Board of Directors of the Company.
      David K. Page, age 71 and a Director since 2000, is a Partner in the Detroit, Michigan law firm of Honigman Miller Schwartz & Cohn. Mr. Page is the Chairman of the Finance Committee and a member of the Compensation Committee, the Investment Committee and the Governance and Nominating Committee of the Board of Directors of the Company.
      Herbert Tyner, age 74 and a Director since 1985, is Chief Executive Officer of Hartman & Tyner, Inc., a Detroit-based real estate developer with land, apartment developments and other real estate holdings in Michigan and Florida. Mr. Tyner is a member of the Compensation Committee of the Board of Directors of the Company.
Other Executive Officers
      The following is information about the Company’s other Executive Officers.
      Michael G. Costello, age 44, was appointed Senior Vice President, General Counsel and Secretary of the Company, Star, Savers, Ameritrust, Williamsburg and Meadowbrook in 1999. Previously, Mr. Costello served as Vice President and General Counsel of the Company, Star, Savers and Meadowbrook. Mr. Costello joined the Company in 1993 as Vice President and Assistant General Counsel. Mr. Costello was formerly a Shareholder with Plunkett & Cooney, P.C., a Michigan law firm specializing in insurance law.
      Karen M. Spaun, age 40, was appointed Chief Financial Officer in 2003. She has served as Senior Vice President and Chief Accounting Officer of the Company since 2002. That same year, she was elected Director, Vice President and Treasurer of Star, Savers, Ameritrust and Meadowbrook. In 2003, she was elected Director, Vice President and Treasurer of Williamsburg. Ms. Spaun joined the Company in 1998 as Director of Investor Relations. In 1997, Ms. Spaun served as Controller of CoverX, an excess and surplus lines broker. From 1993 to 1997 she served as Director of Financial Accounting at Citizens Insurance Company, a member of Allmerica Financial Corporation, in Howell, Michigan. Ms. Spaun previously held financial and accounting positions in public companies and the Coopers & Lybrand public accounting firm.
      Gregory L. Wilde, age 57, is Executive Vice President of the Company and is President of Star, Savers, Ameritrust and Williamsburg. Mr. Wilde joined the Company in 1999. He previously served as Regional Vice President for Crum & Forester, a national provider of insurance services, in their Detroit, Michigan office. From 1971 to 1996, he served in a variety of positions including Regional Vice President, with Aetna Casualty & Surety Company at their offices in Milwaukee, WI and Philadelphia, PA.
      Robert Christopher Spring, age 51, is Senior Vice President – Business Operations of the Company and President of the Company’s TPA Associates Division, which was acquired by the Company in 1999. Mr. Spring co-founded TPA Associates in 1993. He served as Executive Vice President of TPA from 1993 through 2000. He previously served as Assistant Vice President with American Mutual Insurance Companies from 1987 through 1989. From 1989 through 1993, Mr. Spring worked with Towers Perrin as a risk management consultant. He began his career with Signature Group, an Illinois insurance company, in 1977.
      Stephen A. Belden, age 49, is Senior Vice President and Chief Actuary of the Company. Mr. Belden joined the Company in 2003. He previously served as Chief Actuary for Zurich North American Construction from 1995 to 2003. From 1990 to 1995, Mr. Belden worked with Orion Capital Companies as AVP and Actuary. Previous to this, Mr. Belden’s experience includes serving as a Consultant with Tillinghast and with Touche, Ross and Company as an Actuarial Officer for St. Paul Companies. He started his career in 1977 with Aetna Life and Casualty at their offices in Hartford, CT, where he served in various positions in the Actuarial Department. Mr. Belden’s credentials include both FCAS and CPCU designations.

      Archie S. McIntyre, age 40, is Senior Vice President of Business Development. Mr. McIntyre joined the Company in 1986. From 1986 to 1988, Mr. McIntyre held various positions in the agency, marketing and finance divisions of the Company. From 1988 to 1996, Mr. McIntyre was a manager in the Company’s public entity division. In 1996, Mr. McIntyre was named Vice President of the Company’s Alabama Branch. In 1999, Mr. McIntyre was appointed to manage the Company’s Business Development Department, which includes marketing, due diligence, acquisitions and corporate strategy. Mr. McIntyre graduated from the University of Michigan-Dearborn and holds an ARM (Associate in Risk Management) designation.
      Kenn R. Allen, age 55, is Senior Vice President of the Company and President of the Meadowbrook Insurance Agency. Mr. Allen has served as President of the Meadowbrook Insurance Agency since 1986. Prior to joining the Company, Mr. Allen held many positions at Republic Hogg Robinson, where he was a Regional Senior Vice President for its self-funded groups, self-insured’s/associations and property/casualty business. Mr. Allen is a graduate of the University of Cincinnati and Henry Ford College. His credentials include CIC (Certified Insurance Counselor) and CHCM (Certified Hazard Control Manager).
COMMITTEES AND MEETINGS OF DIRECTORS
      The Board of Directors has established an Audit Committee, Compensation Committee, Finance Committee, Investment Committee and Governance and Nominating Committee.
      Each of the Committees of the Board of Directors has adopted a written Charter. A current copy of each of the Committee’s Charter is attached as an appendice to this proxy statement and is also available at the Company’s website which is: www.meadowbrook.com.
      Audit Committee. The Audit Committee is responsible for reviewing the services of the Company’s independent accountants and actuaries, consults with the accountants and actuaries, reviews the financial statements of the Company and internal controls of the Company and monitors the Internal Audit Department of the Company. The Audit Committee members are Bruce E. Thal, Chairman, Hugh W. Greenberg, Ralph Milo, Robert H. Naftaly and Robert W. Sturgis. The members of the Audit Committee satisfy the independence and experience requirements of the NYSE. The Audit Committee met eight (8) times in 2004. Please refer to the Audit Committee Report below for details of the Committee’s proceedings during 2004.
      Compensation Committee. The Compensation Committee establishes the performance goals and objectives and evaluates the performance of the Chief Executive Officer and the Chairman of the Board. The Compensation Committee recommends to the Board of Directors the base salary levels, bonuses and equity compensation for the Chief Executive Officer and Chairman of the Board. In addition, the Compensation Committee approves the guidelines to determine salary levels, bonuses and equity compensation for other executive officers and managers of the Company. The Compensation Committee also reviews and makes recommendations with respect to the Company’s compensation plans and is responsible for administering the Company’s 1995 and 2002 Amended and Restated Stock Option Plans, as well as the Long-Term Incentive Plan. The Compensation Committee members are Robert H. Naftaly, Chairman, Hugh W. Greenberg, David K. Page, and Herbert Tyner. The Compensation Committee met four (4) times in 2004. Please refer to the Compensation Committee Report below for details of the Committee’s proceedings during 2004.
      Finance Committee. The Finance Committee reviews the Company’s banking relationships, business operations, potential acquisitions, capital strategy and litigation relating to the Company. Members of the Finance Committee are David K. Page, Chairman, Joseph S. Dresner, Hugh W. Greenberg, Ralph Milo, Robert H. Naftaly, Bruce E. Thal, Robert W. Sturgis, Merton J. Segal and Robert S. Cubbin. The Finance Committee met five (5) times in 2004.
      Investment Committee. The Investment Committee reviews and approves the Company’s Investment Policy Guidelines, investment transactions of the Company and its insurance company subsidiaries, investment performance and monitors adherence to the Company’s Investment Policy Guidelines. The Investment Committee members are Joseph S. Dresner, Chairman, Robert S. Cubbin, Florine Mark, David K. Page, Merton J. Segal and Bruce E. Thal. The Investment Committee met four (4) times in 2004.

      Governance and Nominating Committee. The Governance and Nominating Committee reviews the criteria for the selection of senior executives and Directors of the Company. The Governance and Nominating Committee reviews the performance of the Directors and recommends Directors for election to the Board of Directors. The Governance and Nominating Committee monitors compliance with the Company’s Code of Conduct, Business Conduct Policy and other corporate governance policies. The Governance and Nominating Committee also reviews and approves any related-party transactions involving the Company. The Governance and Nominating Committee members are Hugh W. Greenberg, Chairman, Florine Mark, David K. Page, and Robert H. Naftaly. The Governance and Nominating Committee met once in 2004.
ATTENDANCE AT MEETINGS
      The Board of Directors met four times in 2004. Committees of the Board held twenty-two additional meetings in 2004. During 2004, each of the Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board upon which he/she served.
      Nine members of the Board of Directors attended the 2004 Annual Meeting.
      It is the Policy of the Board of Directors of the Company to encourage attendance by its members at all meetings of the Board and Committees of the Board.
EXECUTIVE SESSIONS
      Executive sessions of non-management directors were held at every meeting of the Board of Directors. The Audit Committee held executive sessions at six (6) of its eight (8) meetings; the Compensation Committee held executive sessions at three (3) of its four (4) meetings; the Governance and Nominating Committee held an executive session at its meeting; the Finance Committee held executive sessions at three (3) of its five (5) meetings; and the Investment Committee held an executive session at one (1) of its four (4) meetings.
COMMUNICATIONS TO THE BOARD OF DIRECTORS
AND TO INDIVIDUAL MEMBERS OF THE BOARD
      Any security holder may communicate directly with the Board of Directors, or with any one or more individual members of the Board. A security holder wishing to do so, should address the communication to “Board of Directors” or to one or more individual members of the Board and submit the communication to the Company at the address of the Company noted on the first page of this Notice of Meeting and Proxy Statement. All such communications received by the Company and addressed to the Board of Directors will be forwarded to the Chairman of the Board of Directors, or to the individual member or members of the Board, if addressed to them.
      All of these communications will be reviewed by our Secretary to filter out communications that are not appropriate, specifically, spam or communications offering to buy or sell products or services. The Secretary will forward all remaining communications to the appropriate Directors.
      Any interested party may communicate with our non-management Directors by writing to:
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034
Attention: Non-Management Directors

GOVERNANCE AND NOMINATING COMMITTEE
      Our Board of Directors has a Governance and Nominating Committee which consists of four (4) Directors. Hugh W. Greenberg (Chairman), Florine Mark, David K. Page, and Robert H. Naftaly are the current members of the Governance and Nominating Committee. The Governance and Nominating Committee recommends individuals for election to the Board of Directors. During the fiscal year ended December 31, 2004, the Governance and Nominating Committee held one (1) meeting.
      Our Board of Directors has adopted Corporate Governance Guidelines and a written Charter for the Governance and Nominating Committee, copies of which are attached as appendices to this proxy statement and are also available to shareholders on our website, at www.meadowbrook.com. Each of the members of our Governance and Nominating Committee is independent as defined in the New York Stock Exchange’s independence standards, as those standards have been modified or supplemented, and these Directors have no other relationship that would impair their independence.
      The Governance and Nominating Committee’s policy is to consider director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to:
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-2438
Attention: Governance and Nominating Committee
      The Governance and Nominating Committee has not established specific minimum qualifications and skills for directors to possess. The Governance and Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based upon the information available to members of the Governance and Nominating Committee and the Company’s then current needs. The Governance & Nominating Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. Historically, nominees have been existing directors or persons with significant experience in the insurance industry or accounting, actuarial or legal professions.
CODE OF CONDUCT
      The Company has adopted a Code of Conduct that applies to all of our employees, officers and Directors, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. Annually, we review the Code of Conduct for any amendments, which are thereafter reviewed and approved by the Governance and Nominating Committee and the Board of Directors.
      Our Code of Conduct contains written standards that are intended to deter wrongdoing and promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosures in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications we make;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the Code of Conduct to an appropriate person; and

•	Accountability for adherence to the Code of Conduct.
      This Code of Conduct is attached to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as Exhibit 14. We have also posted it on our Web site at www.meadowbrook.com. We will provide a copy of the Code of Conduct to any person, without charge and upon request. Requests for a copy of our Code of Conduct should be made to the Secretary at 26255 American Drive, Southfield, Michigan 48034. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our Web site at www.meadowbrook.com within five (5) business days following the date of the amendment or waiver. To date, no such waivers have been made.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee (the “Committee”) has adopted a Charter outlining its duties and responsibilities on matters relating to financial reporting, internal audit, accounting practices, internal controls, loss reserving and selection of the Company’s independent auditors.
      The Committee consists of all independent directors. The members are: Bruce E. Thal, Chairman, Robert H. Naftaly, Ralph Milo, Robert Sturgis and Hugh Greenberg. The Committee recommended and the Board of Directors approved the appointment of Bruce E. Thal as the Committee’s financial expert, in accordance with the Sarbanes-Oxley Act of 2002.
      In 2004, the Committee met with members of the Company’s financial management team at each of its meetings. The Company’s independent auditors attended six (6) of eight (8) Committee meetings. During 2004, the Committee also met with the Company’s independent actuarial consultants. During these meetings, the Committee held discussions with the independent auditors and the actuarial consultants relating to financial management, accounting practices, loss reserves, internal audit and other internal control related issues. The Committee also met in executive session with the Company’s independent auditors and actuarial consultants.
      The Committee recommended and approved the engagement of PricewaterhouseCoopers, LLP as the Company’s independent auditors for 2005. Also, the Committee recommended and approved the Company’s use of PricewaterhouseCoopers, LLP for tax compliance services in 2004. The Board of Directors approved both recommendations of the Committee.
      During 2004, the Committee reviewed the Company’s financial management with its independent auditors. The Committee reviewed the results of PricewaterhouseCoopers audit for 2004, as well as PricewaterhouseCooper’s audit plan for 2005. The Committee reviewed the audited financial statements, which are included in the Company’s Annual Report on Form 10-K. The Committee received a report from the Company’s independent actuarial firm relating to the Company’s loss reserves. Also, the Committee received reports from PricewaterhouseCoopers, LLC and the Company’s Internal Audit Department relating to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee is responsible for overseeing the Company’s project plan and compliance with Section 404.
      The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standard Board Standard No. 1 (independence discussions with audit committees).

      In reliance upon these reviews and discussions, and the report of the independent auditors, the Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The Audit Committee

Bruce E. Thal, Chairman
Hugh W. Greenberg
Ralph Milo
Robert H. Naftaly
Robert W. Sturgis

COMPENSATION OF DIRECTORS
      During 2004, each outside director received an annual retainer fee of $15,000 and $750 meeting fee for each Board or Committee meeting attended. Each outside Director, who served as Chairman of a Board Committee, received an additional $2,500 annual retainer for such services.
      In 2004, the Compensation Committee of the Board of Directors reviewed the compensation paid by the Company to Directors. The Compensation Committee reviewed compensation paid to Directors of peer companies and considered the additional work and responsibilities assumed by Directors in recent years. Also, the Compensation Committee wanted to assure the compensation paid by the Company to its Directors was competitive, which would assist the recruitment of new Directors. Effective February 11, 2005, the Compensation Committee recommended to the Board of Directors the annual retainer fee for outside Directors be increased to $20,000; the annual retainer for outside Directors who serve as a Chairman of a Board Committee be $3,000; and the fee for attending a Board or Committee meeting be $1,000. On February 11, 2005, the Board of Directors approved these changes to Board compensation.
AT-WILL EMPLOYMENT AND SEVERANCE AGREEMENTS
      It is the Company’s philosophy to attract and retain high-quality people, which is crucial to the short-term and long-term success of the Company. In order to further this goal, the Company determined that it was in the best interests of the Company to enter into At-Will Employment and Severance Agreements (the “Agreements”) with eleven (11) senior executives of the Company. These Agreements provide for a lump-sum severance payment (of up to twelve (12) months of the executive’s annual base salary, plus one times the executive’s targeted annual bonus) to the executive in the event the executive’s employment is terminated without “Good Cause” or “Good Reason” within two (2) years following a “Change of Control” of the Company. If the executive is terminated within the two (2) year period following a “Change of Control” and the termination is for “Good Cause,” then, no severance payment would be due the executive. Further, if the executive voluntarily resigns or his or her employment is not terminated within the two (2) year period following a “Change of Control” and the executive’s employment is terminated thereafter, no severance payment would be due the executive.
      Under the Agreements, the following terms are applicable to each of the Agreements described above:
      (a) A “Change in Control” shall be deemed to have taken place upon:

i.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subparagraph (a)(i), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subparagraph iii of this Section (a); or

ii.	Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a director subsequent to the date hereof and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed to be a member of the Incumbent Board; provided, further, that notwithstanding the immediately preceding proviso, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a Person, other than the Board of Directors of the Company, shall not be deemed to be a member of the Incumbent Board; or

iii.	Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination: (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

iv.	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
      (b) “Good Cause” shall mean (i) the failure by the Executive to obey the reasonable and lawful orders of the Board of Directors of the Company or Executive’s direct supervisor; (ii) misconduct by the Executive that is materially injurious to the Company; or (ii) the Executive engaging in dishonest activities injurious to the Company.
      (c) “Good Reason” shall exist if Executive resigns from employment with the Company following the occurrence of any one or more of the following, without Executive’s prior written consent: (i) Executive is not reelected to or is removed as an Executive of the Company; (ii) the Company fails to vest Executive with or removes from Executive the duties, responsibilities, authority or resources that Executive reasonably needs to competently perform Executive’s duties as an officer of the Company; (iii) the Company changes the primary location of Executive’s employment to a place that is more than 50 miles the Executive’s principal location of employment with the Company immediately prior to a Change in Control of the Company; or (iv) the Company otherwise commits a material breach of its obligations under the Agreements and fails to cure the breach within 30 days after Executive gives the Company written notice of the breach.
      On October 27, 2004, the Compensation Committee reviewed and approved the Agreements and those executives eligible for such Agreements. The actions of the Compensation Committee were approved by the Board of Directors on November 3, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth as of the Record Date the beneficial ownership of the Company’s common stock by: (i) each person known by the Company to beneficially own five percent or more of such shares, (ii) each nominee and incumbent director, (iii) each person named in the Summary Compensation Table under the EXECUTIVE COMPENSATION Section of this proxy statement, and (iv) all nominees and incumbent directors and Executive Officers as a group, together with their respective percentage ownership of the outstanding shares. Unless otherwise indicated, each individual has sole investment and voting power with respect to such shares.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Class

Directors and Executive Officers

Merton J. Segal (Executive Officer and Director)	2,830,492	(2,3)	9.7%
Robert S. Cubbin (Executive Officer and Director)	539,351	(4)	1.8
Michael G. Costello (Executive Officer)	107,688	(5)	*
Karen M. Spaun (Executive Officer)	31,385	(6)	*
Kenn R. Allen (Executive Officer)	73,093	(7)	*
Stephen A. Belden (Executive Officer)	—		*
Archie S. McIntyre (Executive Officer)	61,983	(8)	*
Robert C. Spring (Executive Officer)	18,800	(9)	*
Gregory L. Wilde (Executive Officer)	72,629	(10)	*
Joseph S. Dresner (Director)	108,188		*
Hugh W. Greenberg (Director)	109,012	(11)	*
Florine Mark (Director)	6,000	(12)	*
Ralph Milo (Director)	—		*
Robert H. Naftaly (Director)	35,000		*
David K. Page (Director)	90,000		*
Robert W. Sturgis (Director)	11,300		*
Irvin F. Swider, Sr. (Director)	507,397	(13)	1.7
Bruce E. Thal (Director)	72,000	(14)	*
Herbert Tyner (Director)	186,377	(15)	*

All Directors and Executive Officers as a group (20 Persons)	4,860,695		16.2%
5% Beneficial Owners (excluding Directors and Executive Officers)

Dimensional Fund Advisors, Inc.	1,559,859	(16)	5.4
Wells Fargo & Company	1,865,450	(17)	6.4

All Directors, Executive Officers and 5% Beneficial Owners	8,286,004		28.0%

*	Less than 1%.

(1)	Includes shares subject to options exercisable within 60 days of the Record Date.

(2)	Address is 26255 American Drive, Southfield, Michigan 48034.

(3)	Includes 21,504 shares held by a family trust established by Mr. Segal. Also, includes 10,140 shares held by Mr. Segal’s spouse. Also, includes 132,500 shares, subject to currently exercisable options.

(4)	Includes 448,883 shares, subject to currently exercisable options.

(5)	Includes 107,129 shares, subject to currently exercisable options.

(6)	Includes 28,425 shares, subject to currently exercisable options.

(7)	Includes 24,079 shares held under 401(k) plan. Also, includes 49,014 shares, subject to currently exercisable options.

(8)	Includes 7,894 shares held under 401(k) plan. Also, includes 50,589 shares, subject to currently exercisable options.

(9)	Includes 18,800 shares, subject to currently exercisable options.

(10)	Includes 16,129 shares held under 401(k) plan. Also, includes 34,500 shares, subject to currently exercisable options.

(11)	Includes 109,012 shares held by a Family Trust established by Mr. Greenberg.

(12)	Includes 6,000 shares held in trust by Ms. Mark.

(13)	Includes 318,320 shares held by a Revocable Trust established by Mr. Swider. Also, includes 51,077 shares held by Future Products Tool Corp. (“FPTC”) of which Mr. Swider is President and sole stockholder. Mr. Swider may be deemed to share beneficial ownership of the FPTC shares. Mr. Swider’s business address is Future Products Tool Corporation, 855 N. Rochester Road, Clawson, Michigan 48017.

(14)	Includes 6,000 shares held in trust by Mr. Thal’s spouse and 34,000 shares held in trust by Mr. Thal. Also includes 2,000 shares held in trust by Mr. Thal’s grandnephews. Mr. Thal may be deemed to share beneficial ownership in these shares held by his grandnephews, because he has voting power over these shares.

(15)	Includes 136,377 shares held by Hartman & Tyner, Inc. Mr. Tyner is President and greater than 10% stockholder of Hartman & Tyner, Inc. Mr. Tyner may be deemed to share beneficial ownership of these shares.

(16)	Address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Based on a Schedule 13G filed with the Securities Exchange Commission dated February 9, 2005, Dimensional Fund Advisors, Inc. held sole voting power and sole dispositive power of 1,559,859 shares.

(17)	Address is 420 Montgomery Street, San Francisco, CA 94104. Based on a Schedule 13G filed with the Securities Exchange Commission dated January 21, 2005, Wells Fargo & Company, and its affiliated businesses (“Wells Fargo”), held sole voting power of 1,801,600 shares and sole dispositive power of 1,865,450 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s Directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the Securities and Exchange Commission within prescribed time limits. During 2004, all of the required reports were filed on a timely basis, except as noted herein. Mr. Kenn Allen submitted one late report involving one transaction. The Company is unaware of any other failure to file a required report. In making this disclosure, the Company relies on the Directors’ and Executive Officers’ written representations and a review of copies of the reports filed with the SEC.
CERTAIN TRANSACTIONS WITH MANAGEMENT AND
RELATED PARTY TRANSACTIONS

a. Demand Note:
      At December 31, 2004, the Company held an $868,125 Demand Note receivable, including $207,335 of accrued interest, from Robert S. Cubbin and Kathleen D. Cubbin. In 2004, Mr. Cubbin paid $42,000 to the Company in interest relating to the Demand Note. This Demand Note arose from a transaction in late 1998 whereby the Company loaned Robert S. Cubbin and Kathleen D. Cubbin funds to exercise 64,718 common stock options to cover the exercise price and associated tax withholdings. The Demand Note bears a rate of interest equal to the rate charged the Company pursuant to its current revolving credit agreement. On December 31, 2004, the rate was 4.07%. The Demand Note is due on demand. The loan is partially collateralized by 64,718 shares of the Company’s common stock, pursuant to a Stock Pledge Agreement. The Demand Note between the Company and Mr. and Mrs. Cubbin is a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral. (See the “EMPLOYMENT CONTRACTS — Robert S. Cubbin Employment Agreement” Section of this proxy statement).

b. Employees:
      Sue Cubbin, Vice President of Human Resources, is the sister of Robert S. Cubbin, President and Chief Executive Officer of the Company. In her capacity as Vice President of Human Resources, Ms. Cubbin is responsible for all human resource matters relating to compensation, fringe benefits, payroll, education and training, hiring and performance reviews of the Company’s employees. In addition, she is responsible for facilities management of the Company’s Southfield, Michigan headquarters.
      Laura Segal, a Vice President in the Southfield branch, is the daughter of the Chairman of the Board, Merton J. Segal. Ms. Segal is responsible for management of the Company’s largest public entity program, which is located in the State of Michigan.
      Carol Ziecik, Vice President of Corporate Communications, is the daughter of the Chairman of the Board, Merton J. Segal. Ms. Ziecik is responsible for the corporate communications of the Company, which include press releases, marketing materials, the Annual Report and other similar matters.
      In 2004, the total compensation for Ms. Cubbin, Ms. Segal and Ms. Ziecik was $341,450. In 2004, the Compensation Committee granted a three (3) year long-term incentive target for Ms. Cubbin and Ms. Segal of $39,000 and $23,398, respectively.
      In 2004, the Governance & Nominating Committee retained an outside compensation consultant to independently review the compensation paid Ms. Cubbin, Ms. Segal and Ms. Ziecik in relation to their duties and responsibilities. The consultant concluded that the compensation paid these employees was within a competitive range of market medium levels. On February 10, 2005, the Governance & Nominating Committee reviewed the compensation of Ms. Cubbin, Ms. Segal and Ms. Ziecik. The Governance & Nominating Committee determined there had been no material change in either the compensation or duties of these employees and concluded the compensation paid these employees was fair and reasonable in relation to their experience, duties and responsibilities. On February 11, 2005, the Board of Directors approved the continued employment of Ms. Cubbin, Ms. Segal and Ms. Ziecik.

c. Other Agreements:
      On December 3, 2003, the Company entered into a Development Agreement with Kirco Development, L.L.C. for the construction of the Company’s home office building to be located in Southfield, Michigan. The Development Agreement has a contract price for construction of approximately $11 million. The real estate consultant for the developer is GVA Strategis, LLC (“GVA Strategis”), a real estate brokerage and consulting firm located in Southfield, Michigan. Michael Ziecik, a principal in GVA Strategis, is the son-in-law of the Chairman, Merton J. Segal. GVA Strategis was paid a fee of $240,000 by Kirco Development, L.L.C. for its consulting work during the construction of this home office building. The Company has no agreement to pay any sums to GVA Strategis in relation to its consulting work in the construction of its home office building.
      The Company executed an Exclusive Sale/ Lease Agency Agreement (“Sales Agreement”) with GVA Strategis. This Sales Agreement provides that GVA Strategis shall act as the real estate broker for the sale of the Company’s approximately 4.5 acres of vacant land adjacent to the construction site of Company’s new home office. GVA Strategis is to be paid at the closing of this sale a five percent (5%) commission (approximately $105,000) based upon the sales price for this vacant land. On December 4, 2003, the Company entered into a Purchase and Sale Agreement with an unaffiliated third-party for the sale of the vacant land. A deposit was placed into escrow on July 29, 2004, subject to the conveyance of certain land by the City of Southfield and filing of the revised land description with the county. The transaction is expected to be completed in 2005.
      In July 2004, the Company entered into an agreement with an unaffiliated third-party to sell its property and building located at 12641 East 116th Street, Cerritos, California for $2.9 million. GVA Strategis was retained by the Company for this transaction. GVA Strategis received a commission of $73,550 for its services. In addition, the real estate consultant was paid a total of $23,698 in 2004 for real estate consulting services relating to the relocation and leasing of our Montgomery, Alabama and Grand Rapids, Michigan offices.
      The amounts paid GVA Strategis for its real estate consulting services were disclosed, reviewed and approved by the Finance Committee, the Governance and Nominating Committee, as well as the Board of Directors and are commensurate with the current market for such services. There are no current agreements between the Company and GVA Strategis.

EXECUTIVE COMPENSATION
      The following table sets forth information for the fiscal years ended December 31, 2004, 2003 and 2002 concerning the compensation of the Company’s Chief Executive Officer and the Company’s four most highly compensated Executive Officers, other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000 and includes all compensation paid to such officers:
Summary Compensation Table for Years Ended December 31, 2004, 2003 and 2002

				Long Term
				Compensation Awards

		Annual Compensation		Restricted	Securities
Name and				Stock	Underlying	All Other
Principal Position	Year	Salary($)	Bonus($)	Awards($)	Options(#)	Compensation($)(1)

Merton J. Segal	2004	485,500	300,550	—	—	4,920
Chairman of the Board	2003	474,250	176,302	—	37,500	4,800
	2002	469,688	—	—	50,000	4,400

Robert S. Cubbin	2004	468,750	304,000	—	—	4,920
President, Chief Executive	2003	378,333	155,336	—	26,250	4,800
Officer and Director	2002	360,500	70,000	—	535,000	4,400

Michael G. Costello	2004	231,500	130,000	—	—	4,920
Senior Vice President,	2003	221,000	60,000	—	19,875	4,800
General Counsel and	2002	217,875	41,700	—	76,500	4,400
Secretary

Gregory L. Wilde	2004	246,000	135,000	—	—	4,920
Executive Vice President —	2003	234,167	50,000	—	15,000	4,800
President of Insurance
Operations

Stephen A. Belden	2004	230,062	115,000	—	—	4,920
Senior Vice President —
Chief Actuary

(1)	Amount contributed to the Officer’s account under the Company’s 401(k) and Profit-Sharing Plans except as otherwise noted.

      The Company did not grant any stock options during 2004 under either the 1995 Amended and Restated Stock Option Plan or the 2002 Amended and Restated Stock Option Plan.
Options Value Table
      The following table sets forth information concerning exercises and fiscal year end values of Company stock options during the fiscal year ended December 31, 2004 by the following Executive Officers:
Aggregated Option Exercises and Fiscal Year End Option Values
for Year Ended December 31, 2004

			Number of Securities	Value of Unexercised
	Shares	Value	Underlying Unexercised	In-the-Money Options at
	Acquired on	Realized	Options at December 31, 2004	December 31, 2004
Name	Exercise(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable($)(1)

Merton J. Segal	—	—	189,000/ 58,500	99,975/101,863
Robert S. Cubbin	—	—	481,133/249,750	514,883/367,904
Michael G. Costello	—	—	129,375/ 54,786	97,477/ 83,647
Karen M. Spaun	—	—	30,750/ 17,875	37,241/ 30,109
Kenn R. Allen	—	—	56,085/ 22,586	34,991/ 35,652
Archie S. McIntyre	—	—	57,040/ 22,827	34,991/ 35,652
Robert C. Spring	—	—	16,400/ 6,600	14,097/ 12,224
Gregory L. Wilde	—	—	43,500/ 19,000	31,332/ 34,973

(1)	Fair market value based on the closing price of the Company’s Common Stock on December 31, 2004 of $4.99.
Meadowbrook Insurance Group, Inc. Stock Option Plans
      The Meadowbrook Insurance Group, Inc. 1995 Amended and Restated Stock Option Plan (the “1995 Plan”) and the 2002 Amended and Restated Stock Option Plan (the “2002 Plan”) (the “Plans”) are intended to further the interests of the Company and its stockholders by attracting, retaining and motivating associates. The Plans provide for the grant of stock options (which may be nonqualified options or incentive stock options for tax purposes) and restricted stock awards.
      The number of shares of Common Stock which may be issued under the Plans is 2,000,000 for each of the two Plans. Options issued under both the 1995 Plan and the 2002 Plan which expire unexercised will again become available for grant under the Plans. Cash exercises of stock appreciation rights and cash supplemental payments will not count against these limits. Lapsed, forfeited or canceled awards will also not count against these limits. The maximum number of shares of Common Stock which may be issued under each Plan to any single individual is 800,000. As of the Record Date, 934,831 of the options provided for in the 1995 Plan are outstanding or have been exercised. As of the Record Date, 1,211,165 of the options provided for in the 2002 Plan are outstanding or have been exercised.
Stock Options
      The Compensation Committee is authorized to determine the terms and conditions of all option grants, subject to the limitations that the option price per share may not be less than the fair market value of a share of Common Stock on the date of grant and the term of an option may not be longer than ten years. Payment of the option price may be made in any manner specified by the Compensation Committee (which may include payment in cash or Common Stock or by “cashless exercise”).

LONG-TERM INCENTIVE PLAN
      In 2004, the Compensation Committee authorized the adoption of the Company’s Long-Term Incentive Plan (“LTIP”). The LTIP provides for the award of bonuses based upon three (3) year performance periods (which require achievement of a three (3) year performance target) with the first performance period commencing January 1, 2004. At the end of the three (3) year performance period, the Compensation Committee of the Board of Directors shall determine the amount of the LTIP awards that are earned and payable to the participants in the LTIP. One half of the LTIP award would be payable in cash and one half of the award would be payable in the form of restricted stock. If the Company achieves the three (3) year performance target, payment of the award would be made in three (3) annual installments. The shares of Company common stock subject to the restricted stock award shall equal the dollar amount of one half of the LTIP award divided by the fair market value of the Company common stock on the first date of the performance period. The restricted stock award shall be made subject to the terms and conditions of the option plans. No LTIP awards were paid by the Company in 2004.
EMPLOYMENT CONTRACTS
     Merton J. Segal Employment Agreement
      The Company entered into an employment agreement with Mr. Segal effective January 1, 2004 through December 31, 2006. Unless either the Company or Mr. Segal gives notice to the other party of an election not to renew the employment agreement on or before December 31, 2004, and annually thereafter, the employment agreement will automatically be extended one additional year.
      Mr. Segal’s employment agreement provides for (a) a base salary of not less than $38,000 per month, (b) a discretionary bonus targeted at 50 percent of his base salary (at the sole discretion of the Company) upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, (c) participation in Company Option Plans, (d) participation in the Company’s Long Term Incentive Plan, (e) life insurance benefits, and (f) severance benefits upon termination of Mr. Segal’s employment under the circumstances described below.
      In the event Mr. Segal’s employment is terminated prior to a change in control of the Company and without cause, or by Mr. Segal for good reason, the Company shall pay to Mr. Segal (a) his base salary for 24 months over the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of Mr. Segal’s discretionary bonus that is based on Company performance criteria, and (c) Mr. Segal’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Segal’s and his family members’ eligibility for COBRA continuation coverage.
      In the event Mr. Segal’s employment is terminated following a change in control of the Company and without cause, or by Mr. Segal for good reason, the Company shall pay to Mr. Segal (a) an amount equal to two times the sum of (i) Mr. Segal’s annual base salary, plus (ii) Mr. Segal’s target discretionary bonus, to be paid in a lump sum payment within 10 days following the date Mr. Segal’s employment terminates, (b) a pro rata share of the portion of Mr. Segal’s discretionary bonus that is based on Company performance criteria no later than the February 28th following the year Mr. Segal’s employment terminates, and (c) Mr. Segal’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Segal’s and his family members’ eligibility for COBRA continuation coverage. In the event his employment terminates following a change in control and Mr. Segal becomes entitled to the aforementioned payments, Mr. Segal has agreed to be subject to restrictive covenants against competing with the Company for a period of 2 years following such termination of employment. These restrictions are in addition to those already in effect for all Company employees.
      In the event Mr. Segal’s employment is terminated for cause, he is not entitled to any severance payment under the employment agreement.

      Effective April 1, 2005, the Compensation Committee and the Board of Directors approved an amendment to Mr. Segal’s Employment Agreement, which reduced Mr. Segal’s time commitment and commensurate annual salary from $500,000 to $375,000.
     Robert S. Cubbin Employment Agreement
      The Company entered into an employment agreement with Mr. Cubbin effective January 1, 2004 through December 31, 2006. Unless either the Company or Mr. Cubbin gives notice to the other party of an election not to renew the employment agreement on or before December 31, 2004, and annually thereafter, the employment agreement will automatically be extended one additional year.
      Mr. Cubbin’s employment agreement provides for (a) a base salary of not less than $37,500 per month, (b) a discretionary bonus targeted at 50 percent of his base salary (at the sole discretion of the Company) upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, (c) participation in Company Option Plans, (d) participation in the Company’s Long Term Incentive Plan, and (e) severance benefits upon termination of Mr. Cubbin’s employment under the circumstances described below.
      In the event Mr. Cubbin’s employment is terminated prior to a change in control of the Company and without cause, or by Mr. Cubbin for good reason, the Company shall pay to Mr. Cubbin (a) his base salary for 24 months over the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of Mr. Cubbin’s discretionary bonus that is based on Company performance criteria, and (c) Mr. Cubbin’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Cubbin’s and his family members’ eligibility for COBRA continuation coverage.
      In the event Mr. Cubbin’s employment is terminated following a change in control of the Company and without cause, or by Mr. Cubbin for good reason, the Company shall pay to Mr. Cubbin (a) an amount equal to two times the sum of (i) Mr. Cubbin’s annual base salary, plus (ii) Mr. Cubbin’s target discretionary bonus, to be paid in a lump sum payment within 10 days following the date Mr. Cubbin’s employment terminates, (b) a pro rata share of the portion of Mr. Cubbin’s discretionary bonus that is based on Company performance criteria no later than the February 28th following the year Mr. Cubbin’s employment terminates, and (c) Mr. Cubbin’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Cubbin’s and his family members’ eligibility for COBRA continuation coverage. In the event his employment terminates following a change in control and Mr. Cubbin becomes entitled to the aforementioned payments, Mr. Cubbin has agreed to be subject to restrictive covenants against competing with the Company for a period of 2 years following such termination of employment. These restrictions are in addition to those already in effect for all Company employees.
      In the event Mr. Cubbin’s employment is terminated for cause, he is not entitled to any severance payment under the employment agreement, he forfeits all of the shares of Company stock subject to a pledge agreement with the Company, but the Demand Note he has with the Company is cancelled and deemed paid in full. (See the CERTAIN TRANSACTIONS WITH MANAGEMENT Section of this proxy statement). The Demand Note was amended effective June 1, 2001 and deemed a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral. The employment agreement also provides that in the event Mr. Cubbin’s employment is terminated by the Company without Cause or as a result of a any purchaser acquiring 50% or more of the outstanding shares of the Company, then (a) the Demand Note shall be cancelled and deemed paid in full, and (b) Mr. Cubbin shall be entitled to retain his shares of Company stock subject to the pledge agreement or, in his discretion, sell the shares back to the Company at the then current market price or book value, whichever is greater. This provision continues in effect the identical provision contained in the amendment to Mr. Cubbin’s prior employment agreement with the Company that was adopted on June 15, 2002.
     Michael G. Costello Employment Agreement
      The Company entered into an employment agreement with Mr. Costello effective January 1, 2004 through December 31, 2006. Unless either the Company or Mr. Costello gives notice to the other party of an election not to renew the employment agreement on or before December 31, 2004, and annually thereafter, the employment agreement will automatically be extended one additional year.
      Mr. Costello’s employment agreement provides for (a) a base salary of not less than $18,417 per month, (b) a discretionary bonus targeted at 40 percent of his base salary (at the sole discretion of the Company) upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, (c) participation in Company Option Plans, (d) participation in the Company’s Long Term Incentive Plan, and (e) severance benefits upon termination of Mr. Costello’s employment under the circumstances described below.
      In the event Mr. Costello’s employment is terminated prior to a change in control of the Company and without cause, or by Mr. Costello for good reason, the Company shall pay to Mr. Costello (a) his base salary for 24 months over the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of Mr. Costello’s discretionary bonus that is based on Company performance criteria, and (c) Mr. Costello’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Costello’s and his family members’ eligibility for COBRA continuation coverage.
      In the event Mr. Costello’s employment is terminated following a change in control of the Company and without cause, or by Mr. Costello for good reason, the Company shall pay to Mr. Costello (a) an amount equal to two times the sum of (i) Mr. Costello’s annual base salary, plus (ii) Mr. Costello’s target discretionary bonus, to be paid in a lump sum payment within 10 days following the date Mr. Costello’s employment terminates, (b) a pro rata share of the portion of Mr. Costello’s discretionary bonus that is based on Company performance criteria no later than the February 28th following the year Mr. Costello’s employment terminates, and (c) Mr. Costello’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Costello’s and his family members’ eligibility for COBRA continuation coverage. In the event his employment terminates following a change in control and Mr. Costello becomes entitled to the aforementioned payments, Mr. Costello has agreed to be subject to restrictive covenants against competing with the Company for a period of 2 years following such termination of employment. These restrictions are in addition to those already in effect for all Company employees.
      In the event Mr. Costello’s employment is terminated for cause, he is not entitled to any severance payment under the employment agreement.
      The following terms are applicable to each of the three employment agreements described above:
      “Cause” is generally defined to include (i) a failure by the executive to obey the reasonable and lawful orders of the Board of Directors; (ii) misconduct by the executive that is materially injurious to the Company; or (iii) dishonest activities injurious to the Company. If the executive’s employment is terminated for Cause, he is not entitled to any severance payment.
      “Change in Control” is generally defined as

(a)	the acquisition by any individual, entity or group of beneficial ownership of 35% or more of either (i) the then outstanding shares of Company stock or (ii) the combined voting power of the then outstanding Company securities. Covered acquisitions do not include (i) acquisitions directly from the Company, (ii) acquisitions by the Company, (iii) acquisitions by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (iv) an acquisition that meets the requirements of clauses (i), (ii) and (iii) of subparagraph (c) of this paragraph,

(b)	the date on which incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors. For this purpose, an individual is considered an incumbent member of the Board of Directors if the individual serves on the Board of Directors as of the effective date of the employment agreements or if the individual becomes a director subsequent to that date, provided that the individual’s election or nomination for election by the Company’s shareholders is approved by a majority of the directors then making up the Company’s incumbent board. Any individual who becomes a director as a result of an actual or threatened solicitation of proxies or contests on behalf of an individual, entity or group described in subparagraph (a) of this paragraph, other than the Board of Directors of the Company, shall not be considered an incumbent board member,

(c)	consummation of a reorganization, merger, share exchange or consolidation or other disposition of substantially all of the assets of the Company, unless (i) all or substantially all beneficial owners of the Company’s common stock and voting stock immediately prior to any of the listed business combinations, own at least 65% common stock and 65% of the voting stock of the entity resulting from the business combination, in substantially the same proportions as their ownership immediately prior to the business combination, (ii) no individual, entity or group described in subparagraph (a) of this paragraph, excluding a corporation which results from the business combination or an employee benefit plan of that corporation, owns 35% or more of that corporation’s common stock or 35% or more of that corporation’s voting stock, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the business combination were incumbent board members, as described in subparagraph (b) at the time the Board of Directors acted to enter into the business combination, and

(d)	the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

      “Good Reason” is generally defined as the executive tendering his resignation within 6 months following the date on which (a) the executive is not reelected to or is removed from the title and office he currently holds with the Company, (b) the Company fails to vest in the executive the responsibilities, authority or resources he reasonably needs to competently perform his duties in his current title and office for the Company, (c) the Company changes the executive’s primary location of employment to a place more than 50 miles from Southfield, Michigan, (d) the Company commits a material breach of its obligations under the employment agreement and fails to cure the breach within 30 days following the executive giving notice of the breach, or (e) the Company gives notice that it will not renew the employment agreement.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
ON EXECUTIVE COMPENSATION
      In 2003, the Compensation Committee (the “Committee”) of the Board of Directors adopted a Committee Charter (the “Charter”) to assure that the Company’s executives were appropriately compensated in relation to their duties, responsibilities and performance. The Charter authorizes the Committee to review and approve the goals and objectives for the Chairman and Chief Executive Officer, evaluate the performance of the Chairman and Chief Executive Officer and approve the compensation (base salary, annualized bonus and equity compensation) of the Chairman and Chief Executive Officer. The Committee is responsible for reviewing recommendations made by the Chief Executive Officer relating to the compensation of the Company’s principal executives who report to the Chief Executive Officer. In addition, the Committee is responsible for reviewing and approving stock option awards and/or long-term incentive awards granted to applicable employees. Finally, the Committee is authorized to periodically review the Company’s compensation philosophy relating to the salaries, bonuses and other long-term incentive awards paid to employees of the Company.
      It is the Company’s policy to offer a compensation package including a competitive salary, an incentive bonus based upon individual and Company performance, as well as, competitive benefits. The Company’s compensation policy for its executive officers is similar to that of other employers and intended to promote the attraction and retention of talented management, continued performance and attainment of corporate and personal goals, as well as to further promote the Company’s financial success by aligning executive officers’ financial interest with long-term shareholder value.
      Compensation consists of three (3) elements for executive officers: base salary, annual incentive bonus and equity compensation. The criteria for determining the Chairman, Chief Executive Officer and other executive officers’ base salary includes level of responsibility, corporate performance, personal contribution to the Company’s success, experience, expertise and market data for the Company’s competitors in the insurance industry. Criteria for determining the Chairman, Chief Executive Officer and other executive officers’ annual incentive bonus includes corporate performance, personal contribution to the Company, achievement of individually established goals, market data for the Company’s competitors in the insurance industry and the attainment of other corporate objectives. Criteria for awarding stock options to or long-term incentive awards the Chairman, Chief Executive Officer and other executive officers includes level of responsibility, expected future contributions, market data for the Company’s competitors in the insurance industry, corporate performance and actual achievement of individually established goals.
     a. Compensation of the Chairman of the Board and Chief Executive Officer:
      On February 11, 2005, the Committee reviewed the performance of the Chairman of the Board and Chief Executive Officer as it related to the Company’s 2004 results. Based upon this review, the Committee awarded a salary increase of $25,000 to the Chief Executive Officer for 2005. In addition, the Committee awarded an annual bonus of $300,550 to the Chairman and $304,000 to the Chief Executive Officer. The Compensation Committee approved a reduction in the time commitment and commensurate annual salary of the Chairman of the Board from $500,000 to $375,000. This reduction was effective April 1, 2005. Finally, the Committee approved the Chief Executive Officer’s recommended 2004 annual bonus awards, 2005 merit pool and 2005 annual bonus targets for the Company’s executives, who report to the Chief Executive Officer, as well as the 2005 merit pool, 2004 annual bonus awards and 2005 annual bonus targets for all other applicable employees.
     b. Employment Agreements:
      The Committee retained an outside compensation consultant to advise the Committee with regard to employment agreements for the Company’s senior executives. The outside consultant reviewed the former Employment Agreements between the Company and its senior executives, as well as surveyed other peer companies both in size and type of industry. The outside compensation consultant made recommendations to the Committee regarding length of the employment agreement, the length and amount of severance payment due the executive in the event his or her employment is terminated without “cause” or in the event his employment is terminated as a result of a “change of control” as those phrases are defined in the employment agreement.
      After receiving the report from the outside consultant, the Committee approved the Employment Agreements between the Company and Mr. Segal, Mr. Cubbin and Mr. Costello. For a more detailed discussion regarding the terms and conditions of such Agreements, please refer to the EMPLOYMENT CONTRACTS Section of this proxy statement.
     c. At-Will Employment and Severance Agreements:
      The Committee retained an outside compensation consultant to advise the Committee as to the employment agreements for other executives of the Company. The Company advised the outside compensation consultant of its philosophy to attract and retain high-quality people, which is critical to the short-term and long-term success of the Company. The outside compensation consultant reviewed other employment agreements between peer companies and its executives. The outside compensation consultant made recommendations to the Committee regarding the length and type of employment agreements, which would be appropriate for such executives.
      After receiving the report from the outside compensation consultant, the Committee approved At-Will Employment and Severance Agreements for eleven (11) executives of the Company. The At-Will Employment and Severance Agreements provide for a lump-sum severance payment (of up to twelve (12) months of the executive’s annual base salary, plus one times the executive’s targeted annual bonus) to the executive in the event the executive’s employment is terminated without “Good Cause” or “Good Reason” within two (2) years following a “Change of Control” of the Company. If the executive is terminated within the two (2) year period following such “Change of Control” and the termination is for “Good Cause,” then, no severance payment would be due the executive. Further, if the executive voluntarily resigns, or his or her employment is not terminated within the two (2) year period following a “Change of Control” and the executive’s employment is terminated thereafter, no severance payment would be due the executive.
      After receiving the report from the outside compensation consultant, the Committee and the Board of Directors approved the At-Will Employment and Severance Agreements for the executives. For a more detailed discussion regarding the terms and conditions of such Agreements, please refer to the AT-WILL EMPLOYMENT AND SEVERANCE AGREEMENTS Section of this proxy statement.
     d. Director Compensation:
      The Committee reviewed the annual compensation for the Board of Directors. This review was prompted by the additional responsibilities and duties, which have been assumed by the directors, as well as, the committees of the Board of Directors. The Committee retained an outside consultant, which specializes in compensation related matters. The consultant reviewed the compensation of the Board of Directors and compared to the compensation paid to directors of other similar publicly-held companies and peers within the insurance industry. The Compensation Committee requested that management update the information of the outside consultant.
      After reviewing the up-dated report from management, the Committee recommended the following: the Company’s Board of Directors retainer be increased from $15,000 to $20,000 per year; the retainer for those Directors who serve as a Committee Chairperson be increased from $2,500 to $3,000 per year; and the Board and Committee meeting fee be increased from $750 to $1,000.
      The Board of Directors of the Company unanimously approved all of the above recommendations made by the Committee.

The Compensation Committee

Robert H. Naftaly, Chairman
Hugh W. Greenberg
David K. Page
Herbert Tyner

PERFORMANCE GRAPH
      Set forth below is a graph showing changes in the value of $100 invested in the Company’s common stock, the Russell 2000 Index, and a Peer Group Index for the period December 31, 1999 through December 31, 2004. The stock price performance on the following graph is not necessarily indicative of future stock price performance.
COMPARISON OF CUMULATIVE TOTAL RETURN* AMONG
MEADOWBROOK INSURANCE GROUP, INC., THE RUSSELL 2000 INDEX,
AND THE SNL $500M-$1B INSURANCE ASSET-SIZE INDEX

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Meadowbrook Insurance Group, Inc.	100.00	126.85	31.89	39.74	67.79	79.97
Russell 2000	100.00	96.98	99.39	79.03	116.38	137.71
SNL $500M-$1B Insurance Asset-Size Index	100.00	132.14	139.11	150.65	208.86	253.94

*	The Peer Group consists of the Russell 2000 Index, and SNL $500-$1B Insurance Asset-Size Index. The cumulative total returns of each company have been weighted according to each company’s stock market capitalization as of December 31, 2004. The table includes reinvestment of dividends.

THE SECOND PROPOSAL ON WHICH YOU ARE VOTING
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
      Subject to ratification by the stockholders, the Board of Directors has appointed PricewaterhouseCoopers, LLP as independent accountants of the Company for the current year. The affirmative vote of a majority of shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers, LLP. Unless you otherwise indicate on your proxy card, your returned proxy will be voted FOR ratification of the reappointment of PricewaterhouseCoopers LLP.
      A representative from PricewaterhouseCoopers, LLP will be available at the Annual Meeting to respond to any appropriate questions from stockholders.
AUDIT FEES
      Audit fees and expenses billed to the Company by PricewaterhouseCoopers, LLP for the audit of the Company’s financial statements and the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal years ended December 31, 2004 and December 31, 2003, and for review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q, are as follows:

2004	2003

$1,410,994	$603,024
AUDIT RELATED FEES
      Audit related fees and expenses billed to the Company by PricewaterhouseCoopers, LLP for fiscal years December 31, 2004 and December 31, 2003 for services related to the performance of the audit or review of the Company’s financial statements that were not included under the heading “Audit Fees”, are as follows:

2004	2003

$0	$25,348
TAX FEES
      Tax fees and expenses billed to the Company for fiscal years December 31, 2004 and December 31, 2003 for services related to tax compliance, tax advice and tax planning, consisting primarily of reviewing the Company’s federal and state income tax returns for the previous fiscal periods and inclusive of expenses are as follows:

2004	2003

$15,591	$53,628

ALL OTHER FEES
      Fees and expenses billed to the Company by PricewaterhouseCoopers, LLP for all other services provided during fiscal years December 31, 2004 and December 31, 2003 are as follows:

2004	2003

$0	$0
      In accordance with Section 10A(i) of the Exchange Act, before PricewaterhouseCoopers, LLP is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. None of the audit-related, tax and other services described in the table above were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.
AUDIT COMMITTEE FINANCIAL EXPERT
      The Board of Directors of the Company has determined that we have an Audit Committee financial expert, as defined by the Securities and Exchange Commission, serving on our Audit Committee. Mr. Bruce E. Thal is our Audit Committee financial expert. He is independent as such term for audit committee members is defined in the New York Stock Exchange’s independence standards, as those standards have been modified or supplemented, and he has no other relationship that would impair his independence.
AUDITOR INDEPENDENCE
      The Audit Committee of the Board of Directors has considered whether the provision of the services described under the subheadings “Tax Fees” and “All Other Fees” above are compatible with maintaining PricewaterhouseCoopers, LLP’s independence and after such consideration the Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers, LLP are compatible with maintaining the auditor’s independence.
      The Company’s Board of Directors recommends that you vote FOR the ratification of the appointment of the independent accountants.
OTHER MATTERS
      The Company is not aware of any matter that may be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.
Dated: April 5, 2004

MEADOWBROOK INSURANCE GROUP, INC.
CORPORATE GOVERNANCE GUIDELINES
      The Board has developed the following corporate governance guidelines to help it fulfill its responsibilities to shareholders to oversee the work of management and the Company’s business. These corporate governance guidelines are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of Meadowbrook’s shareholders. Please note that these guidelines are subject to change as the Board may find necessary or advisable to achieve its objectives.
Board Composition and Selection; Independent Directors
      1. Board Size. The Board believes no more than fifteen (15) is an appropriate size based on the Company’s present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.
      2. Selection of Board Members. Board members are elected on a staggered basis (approximately one-third each year) annually by the Company’s shareholders, except as noted below with respect to vacancies. Each year at the Company’s annual meeting, the Board recommends a slate of directors for election by shareholders. The Board’s recommendations are based on its determination (using advice and information supplied by the Governance and Nominating Committee) as to the suitability of each individual, and the slate as a whole, to serve as directors of the Company, taking into account the membership criteria discussed below.
      The Board may fill vacancies in existing or new director positions. Such directors elected by the Board serve only until the next election of directors for the particular class for which such director was appointed to serve.
      3. Board Membership Criteria. The Governance and Nominating Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, insurance and other disciplines relevant to the success of a company in today’s business environment; understanding of Meadowbrook’s business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
      4. Board Composition — Mix of Management and Independent Directors. The Board believes that, except during periods of temporary vacancies, a majority of its directors must be independent. In determining the independence of a director, the Board will apply the definition of “independent director” in the listing standards of the New York Stock Exchange and applicable laws and regulations.
      5. Term Limits. The Board does not believe it should limit the number of terms for which an individual may serve as a director. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company’s history, policies and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through the evaluation and nomination process described in these guidelines.
      6. Selection of CEO and Chairman. The Board selects the Company’s CEO and Chairman in the manner that it determines to be in the best interests of the Company’s shareholders.
      7. No Specific Limitation on Other Board Service. The Board does not believe that its members should be prohibited from serving on boards and/or committees of other organizations, and the board has not adopted any guidelines limiting such activities. However, the Governance and Nominating Committee and the Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendations to Company shareholders. Service on boards and/or committees of other organizations should be consistent with the Company’s conflict of interest policies.
Board Meetings; Involvement of Senior Management
      8. Board Meetings — Agenda. The Chairman of the Board and CEO, taking into account suggestions from other members of the Board, will set the agenda for each Board meeting, and will distribute this agenda in advance to each director.
      9. Advance Distribution of Materials. All information relevant to the Board’s understanding of matters to be discussed at an upcoming Board meeting should be distributed in writing or electronically to all members in advance, whenever feasible and appropriate. This will help facilitate the efficient use of meeting time. In preparing this information, management should ensure that the materials distributed are as concise as possible, yet give directors sufficient information to make informed decisions. The Board acknowledges that certain items to be discussed at Board meetings are of an extremely sensitive nature and that the distribution of materials on these matters prior to Board meetings may not be appropriate.
      10. Access to Employees. The Board should have access to Company employees in order to ensure that directors can ask all questions and glean all information necessary to fulfill their duties. The Board may specify a protocol for making such inquiries. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered.
      11. Executive Sessions of Independent Directors. The independent directors of the Company will attempt to conduct four (4) executive sessions each fiscal year, i.e., with no management directors or management present, but at a minimum such directors shall meet not less than one time each fiscal year. Executive sessions of the independent directors will be called and chaired by the chairperson of the Governance and Nominating Committee. These executive session discussions may include such topics as the independent directors determine.
Performance Evaluation; Succession Planning
      12. Annual CEO Evaluation. The Chair of the Governance and Nominating Committee, along with the assistance from the Chair of the Compensation Committee, leads the independent directors in conducting a review at least annually of the performance of the CEO and communicates the results of the review to the CEO. The independent directors establish the evaluation process and determine the specific criteria on which the performance of the CEO is evaluated.
      13. Succession Planning. As part of the annual officer evaluation process, the Compensation Committee works with the CEO to plan for CEO succession, as well as to develop plans for interim succession for the CEO in the event of an unexpected occurrence. Succession planning may be reviewed more frequently by the Board as it deems warranted.
      14. Board Self-Evaluation. The Governance and Nominating Committee is responsible for conducting an annual evaluation of the performance of the full Board and reports its conclusions to the Board. The Governance and Nominating Committee’s report should generally include an assessment of the Board’s compliance with the principles set forth in these guidelines, as well as identification of areas in which the Board could improve its performance.
Compensation
      15. Board Compensation Review. Company management should report to the Board on an annual basis as to how the Company’s director compensation practices compare with those of its peers. The Board should make changes in its director compensation practices only upon the recommendation of the Governance and Nominating Committee, and following discussion and concurrence by the Board.
Miscellaneous
      17. Review of Governance Guidelines. The Board expects to review these guidelines at least every year as appropriate.

APPENDICE
AUDIT COMMITTEE CHARTER
Authority
      The Board of Directors of Meadowbrook Insurance Group, Inc. (the “Company”) by Resolution dated August 6, 2002, established the Audit Committee (“Committee”).
Purpose
      The Audit Committee Charter was adopted by the Board of Directors on November 5, 2002. The purpose of the Committee is to provide oversight relating to financial reporting, selection, compensation and rotation of the Company’s independent auditors and oversight of the internal audit functions of the Company.
Duties and Responsibilities

•	The Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or discharge of the auditors when circumstances warrant.

•	Approve the fees and other significant compensation paid to the independent auditors.

•	On an annual basis, the Committee shall review and discuss with the independent auditors any relationship it may have with the Company that might impair the auditors’ independence.

•	Review the independent auditors audit plan, scope, staffing, involvement of management and general audit approach.

•	Review and assure the Company implements any regulatory actions adopted by the Securities and Exchange Commission (“SEC”).

•	Establish, review and update periodically the Company’s Code of Business Conduct and assure that management has established a process to enforce the Code, as well as, avoid any transactions which would create a conflict of interest between directors and officers of the Company.

•	Assure the audit partner serves for no more than five (5) consecutive years on the Company’s audit.

•	Review the quarterly and annual financial statements and determine whether they are complete and consistent with the information known to committee members, and assess whether the financial statements reflect appropriate accounting principles.

•	Discuss with the Board of Directors those matters required to be communicated to the Audit Committee, in accordance with AICPA SAS 61, which shall include the following:

•	Auditors responsibility under generally accepted auditing standards (GAAS);

•	Significant accounting policies;

•	Management judgments and accounting estimates;

•	Significant audit adjustments;

•	Other information and documents containing audited financial statements;

•	Disagreements with management, including accounting principles, scope of audit, disclosures;

•	Consultation with other accountants by management;

•	Major issues discussed with management prior to retention; and

•	Difficulties encountered in performing the audit.

•	Develop and implement a Code of Ethics for the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller in accordance with Section 406 of the Sarbanes-Oxley Act of 2002.

•	Monitor and assure the Chief Executive Officer and Chief Financial Officer have complied with the certification requirements of Section 906 and 302 of the Sarbanes-Oxley Act of 2002.

•	Review the budget, plan activities, audits and organization of the internal audit department.

•	Pre-approve all permitted non-audit services to be provided by the independent auditors unless a) such non-audit services provided to the Corporation constitute less than 5% of the total amount of revenues paid by the Corporation to its auditors during the fiscal year when the non-audit services are performed, or b) such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and such services are promptly brought to the attention of the audit committee and approved prior to completion of the audit.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, and auditing.

•	Engage independent counsel and other advisers as the Audit Committee determines necessary to carry out its duties, including investigation of suspected improprieties, with the Company to provide appropriate funding therefore.

•	Review annually with management and the independent auditors their assessments of the adequacy of the internal control structure and procedures for financial reporting.

•	Meet and discuss with the Company’s auditors and management the Company’s quarterly and year-end earnings before filing with SEC and disclosure to the public.

•	Establish policies and procedures relating to the Company’s earnings, press releases, public disclosure of financial information and earnings guidance provided to analysts and rating agencies.

•	Discuss guidelines and policies relating to govern the process by which risk assessment and risk management is undertaken by the Chief Executive Officer and senior management.

•	Conduct separate and periodic meetings with management, independent auditors and the internal auditors.

•	Establish hiring policies for employees or former employees of the Company’s independent auditors.

•	Adopt and disclose Corporate Governance Guidelines for publication of the Company’s website.

•	Annually prepare a report to shareholders as required by the Securities Exchange Commission, which shall be included in the Company’s Annual Proxy Statement.

•	Perform any other activities consistent with its Charter, as the Committee or the Board deems necessary or appropriate.
Membership
      The Committee will have a Chairman and a minimum of two (2) other directors all of whom shall be independent directors.
      The Committee must include at least one Audit Committee financial expert as defined by the SEC.
      The Board of Directors will appoint the Committee members and the Chairman.
      The Board of Directors will approve all appointments to the Committee.
      The Board of Directors may remove a member from the Committee at any time with or without cause.

Committee Meetings/ Action

•	A majority of the Committee members will be a quorum for the transaction of business.

•	The action of the majority of those present at a meeting when a quorum is present will be the actions of the Committee.

•	The Committee will meet at least four (4) times per year and at such other times as may be requested by its Chairman.

•	The Committee Chairman will from time to time report to the Board of Directors on Committee actions.

•	The Secretary of the Company will keep Minutes of all Committee meetings.

•	A preliminary agenda will be prepared by either Secretary or the Chairman of the Board. The Chairman of the Committee will make the final decision regarding the agenda.

•	The agenda and all materials to be reviewed at the meeting shall be received by the Committee members as far in advance of the meeting date as practicable.

COMPENSATION COMMITTEE CHARTER
Authority
      The Board of Directors of Meadowbrook Insurance Group, Inc. (the “Company”), by Resolution dated August 6, 2002, established the Compensation Committee (“Committee”).
Purpose
      The Compensation Committee Charter was adopted by the Board of Directors on November 5, 2002. The Committee’s purpose is to assure the Company’s executives and other key employees are fairly compensated in relation to their duties, responsibilities and performance.
Duties and Responsibilities
      a. Chairman and CEO Evaluation
      The Committee will:

•	Review and approve appropriate goals and objectives for the next year;

•	Evaluate the performance of the Chairman and CEO in meeting those goals and objectives; and

•	Approve the compensation of the Chairman and CEO.
      b. Executive Compensation
      The Committee will:

•	Periodically review the Company’s philosophy regarding executive compensation and provide counsel to the Chairman and the CEO relative to different compensation approaches.

•	Review and approve the compensation (base salary, bonus, stock options, stock awards or other incentives) of the Chairman and the CEO.

•	Review and approve Stock Option Awards for all other employees.

•	Make recommendations to the Board regarding the adoption, amendment or rescission of incentive compensation plans and stock-related plans (including specific provisions) in which the Chairman, CEO and other senior executives and key employees may be participants, including:

•	Approving option guidelines and quantity size of overall grants

•	Making specific grants to associates.

•	Determining rules and regulations relating to the Plan.

•	Modifying or canceling existing grants.

•	Designating employees eligible to participate in the long-term incentive plans.

•	Imposing limitations, restrictions and conditions upon any award as the Committee deems appropriate.

•	Assure that total compensation paid to the Company’s principal officers and other key employees is fair and reasonable.

•	Review and approve recommendations made by the Chairman and CEO for the compensation of the Company’s principal executives and other key employees.

•	Make recommendations to the Board relating to the nature, form and amount of compensation paid to directors.

      The Committee shall have authority to retain consultants of its selection to advise it with respect to the Company’s compensation and benefits programs.

•	Perform an annual evaluation of the Committee and its members.

•	Issue an annual report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in the Company’s Annual Proxy Statement;

•	Perform such other duties as shall from time to time be delegated to it by the Board of Directors.
Membership

•	The Committee will have a Chairman and a minimum of two (2) other directors all of whom shall be independent directors.

•	The Board will appoint the Committee members and a Chairman.

•	The Board of Directors will approve all appointments to the Committee.

•	The Board may remove a Committee member from the membership of the Committee at any time with or without cause.
Committee Meetings/ Action

•	A majority of the Committee members will be a quorum for the transaction of business.

•	The action of the majority of those present at a meeting when a quorum is present will be the actions of the Committee.

•	The Committee will meet at least two (2) times per year and at such other times as may be requested by its Chairman.

•	The Committee Chairman will from time to time report to the Board of Directors on Committee actions.

•	The Secretary of the Company will keep Minutes of all Committee meetings.

•	A preliminary agenda will be prepared by either the Secretary or the Chairman of the Board. The Chairman of the Committee will make the final decision regarding the agenda.

•	The agenda and all materials to be reviewed at the meeting shall be received by the Committee members as far in advance of the meeting date as practicable.
FINANCE COMMITTEE CHARTER
Authority
      The Board of Directors of Meadowbrook Insurance Group, Inc. (the “Company”), by Resolution dated August 6, 2002, established the Finance Committee (“Committee”).
Purpose
      The Finance Committee Charter was adopted by the Board of Directors on November 5, 2002. The purpose of the Committee is to provide oversight on financial and operational matters relating to the business of the Company.

Duties & Responsibilities
      The duties and responsibilities of the Committee will be as follows:

•	Review with management the long-term business objectives of the Company and the fundamentals which drive the Company’s financial results (including such matters as growth plans and marginal profitability of the Company’s lines of business, underwriting philosophy, reinsurance retention, pricing, information technology goals, claims processing, etc.

•	Review and approve material acquisitions or sales of its assets.

•	Review and approve lending relationships between the Company and its banks.

•	Review and approve any real estate acquisitions or sales by the Company.

•	Review and approve the purchase of directors and officers’ liability insurance for the Board of Directors of the Company.

•	Review and approve the Company’s budget.

•	Advise the Chairman, Chief Executive Officer and Chief Financial Officer of the Company on significant business related issues.

•	Review and advise management of the Company about significant financial problems or credit risks to the Company.

•	Engage experts on finance matters, if and when the members of the Committee deem it proper or advisable to do so and upon fees and terms acceptable to it.

•	Perform such other duties as shall from time to time be delegated to it by the Board of Directors
Membership
      The Committee will have a Chairman and a minimum of two (2) other directors.
      The Board of Directors will appoint the Committee members and the Chairman.
      The Board of Directors will approve all appointments to the Committee.
      The Board of Directors may remove a member from the Committee at any time with or without cause.
Committee Meetings/ Actions

•	A majority of the Committee members will be a quorum for the transaction of business.

•	The action of the majority of those present at a meeting when a quorum is present will be the actions of the Committee.

•	The Committee will meet at least four (4) times per year or at such other times as may be requested by its Chairman.

•	The Committee Chairman will from time to time report to the Board of Directors on Committee actions.

•	The Secretary of the Company will keep Minutes of all Committee meetings, which will be distributed to all Board of Directors.

•	A preliminary agenda will be prepared by either the Secretary or the Chairman of the Board. The Chairman of the Committee will make the final decision regarding the agenda.

•	The agenda and all materials to be reviewed at the meeting shall be received by the Committee members as far in advance of the meeting date as practicable.

GOVERNANCE AND NOMINATING COMMITTEE CHARTER
Authority
      The Board of Directors of Meadowbrook Insurance Group, Inc. (the “Company”), by Resolution dated August 6, 2002, established the Governance and Nominating Committee (“Committee”).
Purpose
      This Governance and Nominating Committee Charter was adopted by the Board of Directors on November 5, 2002. The purpose of the Committee is to provide oversight on matters relating to the nomination of directors, the selection and evaluation of officers and directors and the corporate governance of the Company.
Duties & Responsibilities
      The duties and responsibilities of the Committee will be as follows:

•	Establish criteria for the selection of directors of the Company, which shall include the following qualifications: (1) stock ownership in the Company; (2) industry (i.e., insurance) experience; (3) financial experience; (4) acknowledgement by the candidate of the ethical and fiduciary obligations owed the Company; (5) the candidates background be of the type to constructively review and question management decisions; (6) availability to make a meaningful contribution to the Board and issues facing the Company; (7) candidates background have a history of success and be reflective of the Company’s strategic direction; and candidate ought to contribute to a diverse board.

•	Identify qualified individuals to serve as senior officers and directors of the Company.

•	Evaluate the performance of directors and oversee the evaluation of management.

•	Establish the corporate governance rules and guidelines for the Company, including a Code of Conduct and Business Conduct Policy.

•	Establish nominating criteria for Board members, interview Board candidates and make recommendations to the Board of Directors to select nominees for election at the Annual Meeting of Shareholders.

•	Establish, review and monitor compliance with the Code of Conduct and Business Conduct Policy.

•	Retain, if necessary, a search firm to identify director candidates.

•	Perform an annual evaluation of the Committee and its members.

•	Prepare a report to shareholders as required by the Securities and Exchange Commission, which shall be included in the Company’s Annual Proxy Statement.

•	Perform such other duties as shall from time to time be delegated to it by the Board of Directors.

•	Review, discuss and approve related party transactions or other similar type transactions involving the management of the Company.
Membership
      The Committee will have a Chairman and a minimum of two (2) other directors all of whom shall be independent directors.
      The Board of Directors will appoint the Committee members and the Chairman.
      The Committee shall consist solely of independent directors of the Company.
      The Board of Directors will approve all appointments to the Committee.
      The Board of Directors may remove a member from the Committee at any time with or without cause.

Committee Meetings/ Actions

•	A majority of the Committee members will be a quorum for the transaction of business.

•	The action of the majority of those present at a meeting when a quorum is present will be the actions of the Committee.

•	The Committee will meet at least two (2) times per year and at such other times as may be requested by its Chairman.

•	The Committee Chairman will from time to time report to the Board of Directors on Committee actions.

•	The Secretary of the Company will keep Minutes of all Committee meetings, which will be distributed to all Board of Directors.

•	A preliminary agenda will be prepared by either the Secretary or the Chairman of the Board. The Chairman of the Committee will make the final decision regarding the agenda.

•	The agenda and all materials to be reviewed at the meeting shall be received by the Committee members as far in advance of the meeting date as practicable.
INVESTMENT COMMITTEE CHARTER
Authority
      The Board of Directors of Meadowbrook Insurance Group, Inc. (the “Company”), by Resolution dated August 6, 2002, established the Investment Committee (“Committee”).
Purpose
      This Investment Committee Charter was adopted by the Board of Directors on August 6, 2002. The purpose of the Committee is to develop an investment policy and provide oversight on matters relating to investments made by the Company.
Duties & Responsibilities
      The duties and responsibilities of the Committee will be as follows:

•	Develop an Investment Policy for the Company.

•	Develop investment guidelines for captives or rent-a-captives, which reinsure the Company’s insurance company subsidiaries.

•	Identify and develop selection criteria and select the Investment Manager and Investment Advisor for the Company.

•	Monitor compliance with the Company’s Investment Policy.

•	Monitor the Investment Manager’s compliance with the Company’s Investment Policy.

•	Engage experts on investment matters, if and when the members of the Committee deem it proper or advisable to do so.

•	Perform such other duties as shall from time to time be delegated to it by the Board of Directors.
Membership
      The Committee will have a Chairman and a minimum of two (2) other directors.
      The Board of Directors will appoint the Committee members and the Chairman.

      The Board of Directors will approve all appointments to the Committee.
      The Board of Directors may remove a member from the Committee at any time with or without cause.
Committee Meetings/ Action

•	A majority of the Committee members will be a quorum for the transaction of business.

•	The action of the majority of those present at a meeting when a quorum is present will be the actions of the Committee.

•	The Committee will meet at least four (4) times per year and at such other times as may be requested by its Chairman.

•	The Committee Chairman will from time to time report to the Board of Directors on Committee actions.

•	The Secretary of the Company will keep Minutes of all Committee meetings, which will be distributed to all Board of Directors.

•	A preliminary agenda will be prepared by either Secretary or the Chairman of the Board. The Chairman of the Committee will make the final decision regarding the agenda.

•	The agenda and all materials to be reviewed at the meeting shall be received by the Committee members as far in advance of the meeting date as practicable.

PROXY	PROXY

MEADOWBROOK INSURANCE GROUP, INC.

Proxy for 2005 Annual Meeting of Stockholders
To be held May 10, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
MEADOWBROOK INSURANCE GROUP, INC.

     The undersigned stockholder of MEADOWBROOK INSURANCE GROUP, INC. (the “Company”) hereby appoints MERTON J. SEGAL, ROBERT S. CUBBIN or MICHAEL G. COSTELLO, jointly and severally, the attorney and proxies of the undersigned stockholder, with the full power of substitution, to vote all of the shares of common stock of the Company standing in the name of the undersigned stockholder at the close of business on March 16, 2005, at the 2005 Annual Meeting (the “Annual Meeting”) of the stockholders of the Company to be held on Tuesday, May 10, 2005 and at any adjournments thereof, with all the powers the undersigned stockholder would possess if then, and there present.

     The undersigned stockholder acknowledges receipt of the Notice of the 2005 Annual Meeting and Proxy Statement, both dated April 4, 2005.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

(Continued and to be signed on reverse)

7021—Meadowbrook Insurance Group, Inc.

MEADOWBROOK INSURANCE GROUP, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. t

[	]

1.	Election of Directors:

Nominees:	Robert H. Naftaly	For	Withhold	For All
	Robert W. Sturgis	All	All	Except
	Bruce E. Thal	☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) below.)

2.	Ratification of the Appointment of Independent	For	Against	Abstain
	Accountants. (Please mark one)	☐	☐	☐

If no choice is specified, this Proxy will be voted FOR the election of the nominees listed and FOR the ratification of the appointment of PricewaterhouseCoopers LLP, as the Company’s independent accountants for the year ending 2005.

Date: _______________________________________________________

Signature(s) _________________________________________________

____________________________________________________________
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
IN THE ENCLOSED ENVELOPE PROMPTLY.

7021—Meadowbrook Insurance Group, Inc.